Exhibit 10.4

JOANN INC.

Notice of Amendment to Restricted Stock Unit Agreement(s)

Introduction

You are receiving this notice (“Notice”) because you have been identified by JOANN Inc. (the “Company”) as a holder (“Holder”), as of August 17, 2022, of one or more outstanding restricted stock units awards granted prior to August 17, 2022 under the JOANN Inc. 2021 Equity Incentive Plan (the “Equity Plan”), with a grant date for such Outstanding RSUs occurring in either 2021 (the “2021 RSUs”) or 2022 (the “2022 RSUs” and, together with the 2021 RSUs, the “Outstanding RSUs”). The purpose of this Notice is to inform you that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has taken action in August 2022 to amended certain terms of the Outstanding RSUs under the Equity Plan to provide for certain retirement treatment for such Outstanding RSUs, as further described in this Notice (the “Retirement Treatment Amendment”).

Retirement Treatment Amendment

Commencing as of the Effective Date, under the Retirement Treatment Amendment:

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“Retire” or “Retirement” is defined as when a Holder voluntary terminates his or her employment with the Company and its subsidiaries on or after such date upon which the Holder first achieves both a combined age (minimum of age 55) plus years of credited employment service to the Company and its subsidiaries equal to 65;

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if, on or after January 1, 2023, a Holder experiences a Retirement, then the Holder’s 2021 RSUs shall continue to become vested (if not already vested) in such amounts and at such times as are set forth in the grant notice(s) for such 2021 RSUs as if the Holder had remained employed by the Company or at least one of its subsidiaries through the final vesting date for such 2021 RSUs;

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if, on or after January 1, 2024, a Holder experiences a Retirement, then the Holder’s 2022 RSUs shall continue to become vested (if not already vested) in such amounts and at such times as are set forth in the grant notice(s) for such 2022 RSUs as if the Holder had remained employed by the Company or at least one of its subsidiaries through the final vesting date for such 2022 RSUs (the Retirement treatment described in this Notice, the “Retirement Treatment”); and

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Notwithstanding the current language in the Outstanding RSUs award agreements, for tax compliance purposes, the 2021 RSUs and 2022 RSUs will in all events be paid within the period provided for under the “short-term deferral” exemption from tax code Section 409A.

Each of the Holder’s Outstanding RSUs shall continue to be governed by its applicable award agreement and Equity Plan (“Award Documentation”), as modified by the Retirement Treatment approved by the Committee and described in this Notice. All terms of the applicable Award Documentation governing such Outstanding RSUs shall otherwise remain unchanged. Notwithstanding the foregoing, if the Holder’s employment with the Company and its subsidiaries is terminated for Cause (as defined with respect to applicable Outstanding RSUs), then such Outstanding RSUs will not receive the Retirement Treatment.

General Provisions

To the extent not expressly amended by the Retirement Treatment, including as described in this Notice, all provisions of the applicable Award Documentation governing Outstanding RSUs shall remain in full force and effect. This Notice shall be taken together with, and shall serve as an amendment to, the applicable Award Documentation governing your Outstanding RSUs. This Notice and the changes described herein are automatically effective as of the Effective Date.